UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2025

KKR Real Estate Finance Trust Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-38082	47-2009094
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Hudson Yards, Suite 7500
New York, New York	10001
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 750-8300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	KREF	New York Stock Exchange
6.50% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share	KREF PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

New Term Loan Credit Agreement

On March 5, 2025 (the “Closing Date”), KREF Holdings X LLC (“KREF X”), a wholly owned subsidiary of KKR Real Estate Finance Trust Inc. (the “Company”), as borrower, entered into a new Term Loan Credit Agreement with Goldman Sachs Bank USA (“Goldman Sachs”) as Administrative Agent in an amount of $550,000,000 (the “New Term Loan Credit Agreement”). The New Term Loan Credit Agreement replaces the existing $350,000,000 Term Loan B Agreement with JPMorgan (the “Existing Term Loan B Agreement”). Proceeds from the New Term Loan Credit Agreement will be used to repay the Existing Term Loan B Agreement, repay other indebtedness and for other general corporate purposes. The new facility will mature on March 5, 2032.

Goldman Sachs is the administrative agent under the New Term Loan Credit Agreement, and the remaining commitments and loans thereunder are provided by a syndicate of financial institutions. The New Term Loan Credit Agreement contains substantially similar terms, including substantially similar representations and warranties and affirmative and negative covenants, as the Existing Term Loan B Credit Agreement, as well as financial covenants for the benefit of the lenders, which require the Company to maintain a consolidated Total Debt to Total Assets Ratio (as defined in the New Term Loan Credit Agreement) not to exceed 83.333% and to maintain a minimum Tangible Net Worth (as defined in the New Term Loan Credit Agreement) of not less than $650,000,000. Borrowings under the New Term Loan Credit Agreement will bear interest at KREF X’s option, at Term SOFR (as defined in the Existing Term Loan B Agreement) plus 3.25% or at a “base rate” plus 2.25%. The original issue price of the term loans under the New Term Loan Credit Agreement was 99.875%.

Consistent with the Existing Term Loan B Credit Agreement, the Company’s obligations under the New Term Loan Credit Agreement are guaranteed by certain specified subsidiaries of the Company, and the New Term Loan Credit Agreement contains customary affirmative and negative covenants. Among other things, these covenants restrict the Company’s and certain of its subsidiaries’ ability to incur liens on certain assets, materially alter the nature of its business, dispose of material assets, engage in mergers, consolidations and certain other fundamental changes, or engage in certain transactions with affiliates. The New Term Loan Credit Agreement contains customary default provisions, including, but not limited to, failure to pay interest or principal when due and failure to comply with covenants.

Certain lenders under the New Term Loan Credit Agreement and/or their affiliates may have other business relationships with the Company which may involve the provision of financial and banking-related services, including cash management, loans, letters of credit and bank guarantee facilities, investment banking and trust services.

Amendment to Revolving Credit Agreement

On the Closing Date, KREF X entered into the Tenth Amendment (the “Tenth Amendment”) to the Credit Agreement, dated December 20, 2018, by and among KREF X, KKR Real Estate Finance Holdings L.P. (“Opco”), certain subsidiary guarantors of Opco party thereto and Morgan Stanley Senior Funding, Inc., as the administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Tenth Amendment extends the maturity of the Credit Agreement to March 5, 2030 and increases the commitments from $610,000,000 to $660,000,000. Other material terms, provisions, and conditions of the Credit Agreement remain unchanged and in connection therewith certain specified subsidiaries of Opco joined the facility as guarantors.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report in Form 8-K is incorporated herein by reference insofar as it relates to the creation of a direct financial obligation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR Real Estate Finance Trust Inc.

By:	/s/ Kelly Galligan
Name: Kelly Galligan
Title: General Counsel and Secretary

Date: March 5, 2025